Exhibit 21(1)(a)

Credit Acceptance Corporation

Schedule of Credit Acceptance Corporation Subsidiaries

The following is a list of subsidiaries as of the date of this filing of Credit Acceptance Corporation, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined by the Securities and Exchange Commission Regulation S-X.

Arlington Investment Company	CAC Warehouse Funding LLC IV
Auto Funding America Inc.	Credit Acceptance Auto Loan Trust 2009-1
Auto Funding America of Nevada Inc.	Credit Acceptance Auto Loan Trust 2010-1
Auto Lease Services LLC	Credit Acceptance Auto Loan Trust 2011-1
Automotive Payment Services, Inc.	Credit Acceptance Corporation of Nevada, Inc.
AutoNet Finance Company.com, Inc.	Credit Acceptance Corporation of South Dakota, Inc.
Buyers Vehicle Protection Plan, Inc.	Credit Acceptance Funding LLC 2007-2
CAC (TCI), Ltd.	Credit Acceptance Funding LLC 2008-1
CAC International Holdings, LLC	Credit Acceptance Funding LLC 2009-1
CAC Leasing, Inc.	Credit Acceptance Funding LLC 2010-1
CAC of Canada Company	Credit Acceptance Funding LLC 2011-1
CAC Reinsurance, Ltd.	Credit Acceptance Motors, Inc.
CAC Scotland	Credit Acceptance Wholesale Buyers Club, Inc.
CAC Warehouse Funding Corporation II	Vehicle Remarketing Services, Inc.
CAC Warehouse Funding III, LLC	VSC Re Company